STRADLEY                          Stradley Ronon Stevens & Young, LLP
   RONON                                     2600 One Commerce Square
ATTORNEYS AT LAW                          Philadelphia, PA 19103-7098
                                               Telephone 215.564.8000
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                                   May 6, 2009


Board of Trustees
Franklin Tax-Exempt Money Fund
One Franklin Parkway
San Mateo, California 94403-1906

         Subject: Registration Statement on Form N-14

Ladies and Gentlemen:

         We have acted as counsel to Franklin Tax-Exempt Money Fund, a Delaware statutory trust (the "Acquiring Fund"), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the "Commission") of a Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued by the Acquiring Fund in connection with the acquisition of substantially all of the assets of Franklin New York Tax-Exempt Money Fund (the "Acquired Fund"), a series of Franklin New York Tax-Free Trust, a Delaware statutory trust, by and in exchange for shares of beneficial interest, without par value (the "Shares"), of the Acquiring Fund (the "Transaction").

         We have reviewed the Acquiring Fund's Agreement and Declaration of Trust and By-laws, each as amended to date, resolutions adopted by the Acquiring Fund's Board of Trustees in connection with the Transaction, the form of Agreement and Plan of Reorganization for the Transaction, which was approved by the Acquiring Fund's Board of Trustees (the "Agreement"), and such other legal and factual matters as we have deemed appropriate.

         This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Acquiring Fund and the reported case law thereunder, and does not extend to the securities or "blue sky" laws of the State of Delaware or other States.

         We have assumed the following for purposes of this opinion:

         1. The Shares of the Acquiring Fund will be issued in accordance with the Acquiring Fund's Agreement and Declaration of Trust and By-laws, each as amended to date, the Agreement, and resolutions of the Acquiring Fund's Board of Trustees relating to the creation, authorization and issuance of shares and the Transaction.

         2. The Shares will be issued against payment therefor as described in the Prospectus/Proxy Statement and the Statement of Additional Information relating thereto included in the Registration Statement, and the Agreement, and that such payment will have been at least equal to the net asset value of such Shares.

         On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Agreement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                Very truly yours,

                                STRADLEY RONON STEVENS & YOUNG, LLP


                                By:  /s/ KRISTIN H. IVES
                                     Kristin H. Ives, a Partner